UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 3, 2016

KINERJAPAY CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168068

Delaware	42-1771817
(State of Incorporation)	(I.R.S. Employer Identification No.)

Jl. Multatuli, No.8A, Medan Indonesia	20151
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: +62-819-6016-168

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2016, KinerjaPay Corp. (the "Registrant") appointed Mr. Budi Sidarta Pranata, a resident of the North Jakarta, Indonesia and a Certified Financial Analyst and Certified Public Accountant, as the Registrant's Chief Financial Officer. Mr. Pranata will replace Mr. Edwin Witarsa Ng, the Registrant's Chairman and CEO, who had been serving as interim CFO, as CFO. Mr. Ng will continue to serve as Chairman and CEO.

Mr. Pranata, age 49, has over twenty-five years of experience as a finance director/CFO working for firms involved in the manufacturing and retail industries, both in multinational and regional, with expertise in the areas of financial reporting, budgeting and financial forecasting, system development, cash management, cost accounting, corporate accounting and tax matters, among other areas.

During the past five years, Mr. Pranata has served in the following positions: (i) from January 2014 to May 2016, he served as CFO and Service Director of Zalora, Asia's leading Online Fashion retailer with operations in Indonesia, Malaysia, Singapore, Hong Kong, Brunei, Taiwan, Philippines, Thailand, Vietnam, Australia and New Zealand; and (ii) from September 2009 to December 2011, he served as Finance Director of Yupi Indo Candy, a candy manufacturer with world-wide distribution in Asia, North America, Europe and the Middle East.

Mr. Pranata received his Doctoral degree in Management from Kaizen School of Business Management, Mumbai, India in 2010, his MBA degree from Institute Management Newport Indonesia in 1994 and his Bachelor's degree in Accounting from the University of Indonesia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
KinerjaPay Corp.

By:	/s/ Edwin Witarsa Ng
Name:	Edwin Witarsa Ng
Title:	Chief Executive Officer

Date: May 10, 2016